Exhibit 99.1

FOR IMMEDIATE WORLDWIDE RELEASE

For Further Information:

Investor Contact:

Mark Namaroff

Director of Investor Relations

(978) 326-4058

investorrelations@analogic.com

Bernard Bailey Appointed Chairman and Steve Odland Joins Analogic’s Board

Ed Voboril Retires from Board after Serving 26 years

PEABODY, Mass. (January 26, 2016) – Analogic Corporation (Nasdaq:ALOG), enabling the world’s medical imaging and aviation security technology, announced today that Bernard Bailey, chief executive officer and chairman of Authentix, Inc., has been appointed chairman of the board. Mr. Bailey succeeds Ed Voboril, former chairman and chief executive officer of Greatbatch, Inc. Mr. Voboril, who served as Analogic’s chairman since 2008 and as a director since 1990, did not stand for re-election as a director in view of the Company’s director retirement policy. In addition, Steve Odland, president and chief executive officer of the Committee for Economic Development, has been elected to the board to fill the vacancy created by Mr. Voboril’s retirement. The appointment of Mr. Bailey and election of Mr. Odland were confirmed at the Company’s board of directors meeting held on Thursday, January 21, 2016.

Ed Voboril commented, “It has been my honor and pleasure to serve on Analogic’s board as its chairman since 2008 and as a director since 1990. Analogic has a great leadership team, a great board of directors and a motivated and dedicated team of employees. The appointment of Bernard Bailey as chairman is a perfect fit for the board. His experience leading technology-oriented companies and his expertise in corporate governance will be an invaluable asset to the Company. I wish only the best for Bernard in his new role.”

Bernard Bailey stated, “The depth and breadth of Analogic’s board is impressive and I am excited to become its new chairman. Ed’s leadership has helped me over the years and I wish him the best as he takes on new challenges in his retirement. I also want to say that the addition of Steve Odland, with his business leadership, strategic planning and sales/marketing experience, will only strengthen our already strong board.”

Jim Green, president and CEO, commented, “Ed has been, in many ways, my mentor, my advisor and also my friend since joining the Company back in 2007. His leadership and business experience helped me tremendously as I took the CEO role here. I want to wish Ed the very best in his retirement and I look forward to working closely with Bernard Bailey as our new chairman.”

Analogic Corporation        8 Centennial Drive, Peabody, MA 01960        978-326-4000        www.analogic.com

Bernard Bailey has served on Analogic’s board since 2010. He currently chairs the Nominating and Corporate Governance Committee and previously served as a member of the Audit Committee. He has been chief executive officer and chairman of the board of Authentix, Inc., a global leader in authentication and provider of brand protection, excise tax recovery and supply chain security solutions to governments and Fortune 500 companies, since 2012. Mr. Bailey’s full bio can be viewed on the Company’s investor relations website.

Steve Odland has been president and chief executive officer of the Committee for Economic Development, a non-profit, public policy organization, since 2013. Mr. Odland currently serves on the board of General Mills, Inc., where he chairs the Corporate Governance Committee and is a member of the Compensation Committee. He also serves as a trustee of the Conference Board, a global, independent business membership and research association working to provide the world’s leading organizations with the practical knowledge they need to improve their performance and better serve society. Mr. Odland’s full bio can be viewed on the Company’s investor relations website.

About Analogic

Analogic (Nasdaq:ALOG) provides leading-edge healthcare and security technology solutions to advance the practice of medicine and save lives. We are recognized around the world for advanced imaging and real-time guidance technologies used for disease diagnosis and treatment as well as for automated threat detection. Our market-leading ultrasound systems, led by our flagship BK Ultrasound brand, used in procedure-driven markets such as urology, surgery, and point-of-care, are sold to clinical practitioners around the world. Our advanced imaging technologies are also used in computed tomography (CT), magnetic resonance imaging (MRI) and digital mammography systems, as well as automated threat detection systems for aviation security. Our imaging technology can be found in over half of the CT and MRI systems installed worldwide. Analogic is headquartered just north of Boston, Massachusetts. For more information, visit www.analogic.com.

Analogic and the globe logo are registered trademarks of Analogic Corporation.

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Analogic Corporation        8 Centennial Drive, Peabody, MA 01960        978-326-4000        www.analogic.com